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                                                                    EXHIBIT 99


Contacts:   George Sard/David Reno/Heather Reeves   Barry Kohn
            Sard Verbinnen & Co.                    Aftermarket Technology Corp.
            (212) 687-8080                          (630) 455-6000

            AFTERMARKET TECHNOLOGY ANNOUNCES STRATEGIC REORGANIZATION
                              AND YEAR-END CHARGES

     MOVES TO REGIONAL DISTRIBUTION STRUCTURE, REALIGNS OPERATING MANAGEMENT

1998 RESULTS TO INCLUDE $21 MILLION OF FOURTH QUARTER CHARGES NET OF TAX EFFECT;
                    EXPECTS 1998 EPS OF $0.50 BEFORE CHARGES

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         WESTMONT, IL, FEBRUARY 23, 1999 - Aftermarket Technology Corp.
(NASDAQ: ATAC), a leading remanufacturer and distributor of drive train products for the automotive aftermarket, today announced a strategic reorganization of its Distribution Group that is intended to improve customer focus, strengthen operations, improve financial performance, and position the Company for future growth.

         The Distribution Group is moving from centralized management to a regional structure and is realigning operating management. Under the new structure, the Distribution Group will consist of four North American regions, each headed by a regional vice president with significant experience in the automotive aftermarket. The new regional heads are Steve Parrish (Western Region), Corby Wilemon (Southern Region), Tom DeMille (Northern Region) and Gordon King (Canadian Region). As part of the reorganization, Wes Dearbaugh, President of the Distribution Group, is resigning and the Company has initiated an external search for his replacement. In addition, several middle managers in the Distribution Group have been replaced.

         The reorganization reflects the assessment of the Company's new management that the Distribution Group consolidation begun last year, while providing certain benefits, has reduced the Group's focus on its customers. The reorganization is intended to address that issue while retaining the benefits of consolidation.

         Aftermarket is also commencing a program to address certain existing problems that have arisen during the implementation of the Distribution Group's enterprise-wide computer system. The Company now expects that the start of the final phase of the system roll-out will be delayed until mid 1999 while these problems are resolved.

         Michael T. DuBose, who was named Chairman, President and Chief Executive Officer in December 1998, said, "Business discipline and a sharper customer focus are essential to the future success of Aftermarket Technology. We have the support of our principal stockholders to take the necessary steps to drive long-term shareholder value. We have already made significant management changes and improved financial and operating controls. The continued strengthening of our OEM business and the realignment of our Distribution Group will make

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Aftermarket much more efficient and responsive to customer needs as we establish a cost structure that leverages the synergies among all of our operations. With the addition of a new CFO in January and several other key operating positions already filled, we are building a strong, experienced team to take full advantage of our opportunities and leading market position."

         The new management team has conducted a comprehensive review of the Company's operations and has identified year-end charges of approximately $21 million, net of tax effect. As a result of the charges, the Company expects to report a loss of approximately $0.40 per share for 1998. Excluding the nonrecurring portion of the year-end charges (approximately $16 million, net of tax effect) and certain charges taken in the first three quarters of the year, 1998 earnings are expected to be approximately $0.50 per share. The year-end charges include the following (all of which are stated net of tax effect): an expense related to excess transmission cores ($4.0 million); a write-off of excess and obsolete inventory primarily associated with the Distribution Group ($2.9 million); a charge of $2.8 million related to the early adoption of AICPA Statements of Position 98-5 (relating to start-up costs of new production lines) and 98-1 (relating to internally developed computer software costs); a restructuring charge of $1.7 million; a charge of $1.6 million to reflect the enactment of a tax regulation that subjects a portion of the Company's revenue over the last four years to state tax for the first time; a loss of $0.7 million on the recent sale of the Company's noncore Canadian heavy duty truck parts operations; and $6.8 million of other charges, none of which individually is greater than $0.7 million. The Company currently expects that during 1999 it will incur additional nonrecurring restructuring costs totaling $2 million, net of tax effect.

         As a result of management's comprehensive review, completion of the Company's 1998 financial results has been delayed. The Company expects to issue its final 1998 results in late March.

         As a result of the charges, Aftermarket is in technical violation of certain financial ratio covenants under its bank credit facility but believes, based on discussions with the agent for its bank syndicate, that it will be able to amend these covenants by March 31, 1999. Pending amendment of the covenants, Aftermarket is not permitted to make additional borrowings under the facility. The Company believes that its cash on hand will be sufficient to meet its needs until the covenants are amended.

         As previously announced, in December 1998, the Company's principal stockholders (which are affiliates of Aurora Capital Partners) and certain of the principals of Aurora commenced a program to purchase up to approximately
2.2 million shares of the Company's common stock in the open market in accordance with SEC Rule 10b-18. To date, these Aurora affiliates and principals have purchased approximately 480,000 shares of the Company's common stock pursuant to this program. The Company has been advised by Aurora Capital Partners that its affiliates and principals intend to complete the purchase program, subject to market conditions, applicable legal requirements and other factors.

         "While 1999 will be a challenging transitional year for the Company, we are taking decisive actions that should position Aftermarket well for the future. We expect to gain

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momentum as the year progresses and 1999 results should be at least comparable to 1998 results excluding the nonrecurring portion of the 1998 charges. Building on this momentum, we expect that we will show substantial improvement in profitability in 2000 compared to 1999," said DuBose.

         Aftermarket Technology is a leading remanufacturer and distributor of drive train products used in the repair of vehicles in the automotive aftermarket. Aftermarket Technology's principal products include remanufactured transmissions, torque converters, engines, electronic control modules, instrument display clusters and radios as well as remanufactured and new parts for the repair of automotive drive train assemblies. In addition, the Company provides value-added, third-party distribution and material logistical services to such customers as AT&T Wireless and Ford Motor Company. The Company's customers include original equipment manufacturers, independent transmission rebuilders, general repair shops, distributors and retail automotive parts stores. Established in 1994, the Company maintains over 50 distribution centers throughout the United States and Canada, and also has facilities in Mexico and England.


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The preceding paragraphs contain forward-looking statements that are subject to risks and uncertainties that are described in the Company's filings with the Securities and Exchange Commission. There can be no assurance that actual results will not differ materially from those projected or implied by such statements.